EXHIBIT 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE ("Agreement") is made, entered into and dated on the "Effective Date," as that term is defined in Section 12.1 below, by and between Richard Kornhauser, residing at [ Home address ] (the "Executive"), and CCA Industries, Inc., a Delaware corporation with offices located at 65 Challenger Road, Suite 340, Ridgefield Park, New Jersey 07660 (the "Company").

SECTION I - RECITALS

1.1 - The Executive's employment with the Company shall terminate as of January 15, 2016 (the "Separation Date"); and

1.2- The Executive and the Company have decided that it is in their mutual interest to fully and finally settle and resolve, for valuable consideration, any and all actual and potential claims and disputes that the Executive has or may have against the Company, without any admission of liability.

NOW THEREFORE, in consideration of the following terms, conditions, covenants, and promises as set forth in this Agreement, the receipt and adequacy of which are expressly acknowledged by the parties, the parties agree as follows.

SECTION II - SEPARATION DATE

2.1 - Separation Date. The Executive agrees and acknowledges that his last date of employment with the Company was January 15, 2016, and that as of the day after the Separation Date he will no longer be employed by the Company. The Executive agrees and acknowledges that neither the Company nor any of its affiliates, parents, subsidiaries, agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns owes any past, present or future obligations and/or duties to the Executive, and that, except as set forth herein, the Company has paid and/or provided to the Executive all compensation and other benefits and any and all other and further amounts otherwise due to him, in connection with, pursuant to, as a result of, arising from or in any manner related to, the Executive's employment with the Company or the termination thereof, the August 11, 2015 Employment Agreement or the termination thereof, or the treatment that the Executive received or the conditions under which the Executive worked while employed by the Company, including, without limitation, wages, salary, bonuses, incentive or deferred compensation, severance, 401(k) contributions, retirement benefits, pension benefits, accrued vacation, insurance benefits, reimbursement of costs, sick days, personal days, healthcare benefits, or other compensation or benefits.

SECTION III - SEPARATION BENEFITS

3.1 - Separation Benefits. Conditional upon the Executive's execution, delivery to the Company and non-revocation of this Agreement, (a) pursuant to Sections 5.2(b)(ii) and 7.13(b) of the Employment

Agreement, the Company shall pay or cause to be paid to the Executive, by check or wire transfer, the sum of $280,000, less all applicable taxes, including federal, state and local income tax, FICA and FUTA, to be paid as follows: $70,000 within seven days of the Effective Date; $70,000 no later than April 1, 2016; $70,000 no later than August 1, 2016; and $70,000 no later than December 1, 2016; and (b) the Company has paid to the Executive, by check or wire transfer, the aggregate sum of $58,846.15 less all applicable taxes, including federal, state and local income tax, FICA and FUTA, representing 34 days of accrued vacation, receipt of which is hereby acknowledged (collectively, the "Separation Benefits").

3.2 - Tax Treatment. It is understood and acknowledged by the parties that with respect to the Separation Benefits described in Section 3.1 above the Company shall report such Separation Benefits on, and issue to the Executive, a Form W-2.

SECTION IV - CONFIDENTIALITY OBLIGATIONS

4.1 - Confidentiality Rights and Obligations. The Executive acknowledgs that (i) the primary businesses of the Company are its health and beauty aids business (the “Business”); (ii) the Company is one of the limited number or persons who have such a business; (iii) the Company’s Business is, in part, national and international in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in the Section 4 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 4. Accordingly, the Executive covenants and agrees during and after the period of the Executive’s employment with the Company and its affiliates that he shall keep secret and retain in strictest confidence all confidential matters relating to the Company’s Business and the business of any of its affiliates learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and (y) shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

4.2 - Rights and Remedies Upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 4.1 would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 4.1, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the covenants set forth in Section 4.1 specifically enforced by any court of equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing of, such covenants.

SECTION V - EXECUTIVE'S AND COMPANY’S GENERAL RELEASE

5.1 - The Executive's and The Company’s General Release. As and in consideration for the Separation Benefits and the other promises and covenants contained herein, the receipt and legal sufficiency of which are acknowledged by both i) Company and all its present and former affiliates, parents, subsidiaries, agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns (the “Company”), and ii) Executive, for himself and his heirs, beneficiaries, executors, administrators, successors, agents, representatives, attorneys and assigns and for any other individual or entity who may claim by or through him (the “Executive”), Company and Executive hereby irrevocably and unconditionally release, remise and forever discharge each other and, as to Company, all its present and former affiliates, parents, subsidiaries, agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns, and, as to Executive, all his heirs, beneficiaries, executors, administrators, successors, agents, representatives and assigns and any other individual or entity who may claim by or through him, from any and all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, doings, omissions, controversies, actions, rights, costs, debts, sums of money, reckonings, covenants, demands, causes of action, suits at law or equity, damages, punitive damages, verdicts, losses, executions, expenses, attorneys' fees, costs, and judgments of every kind and nature whatsoever, which either Company or Executive now has, may have, claims to have, or any time heretofore had, may have had or claimed to have had, whether known or unknown, anticipated or unanticipated, asserted or unasserted, fixed or contingent, accrued or unaccrued, or foreseeable or unforeseeable, from the beginning of the world through the date that the Executive executes this Agreement, for, upon, by reason of, resulting from, arising from, concerning, relating to or in any manner connected with, any matter, thing, event, act, omission or situation (hereinafter, collectively, "claims"), including, without limitation, claims for, upon, by reason of, resulting from, arising from, concerning, relating to or in any manner connected with, the Executive's employment with the Company or the termination thereof; the Employment Agreement or the termination thereof; the treatment that the Executive received or the conditions under which the Executive worked while employed by the Company; breach of contract; breach of agreement; breach of the duty of good faith and fair dealing; breach of public policy; constructive discharge; promissory estoppel; unjust enrichment; quantum meruit; indemnity; contribution; fraud; negligence; wrongful or bad faith termination or discharge; bad faith; conspiracy; retaliation; intentional or negligent infliction of emotional distress; emotional damages or harm; pain and suffering; physical injuries or harm; negligent hiring; negligent supervision; negligent retention; invasion of privacy; defamation, slander; libel; prima facie tort; loss of or damage to reputation; tortious interference with contract; tortious interference with prospective business relations or economic advantage; any other business or personal injury; rights to including, without limitation, wages, salary, bonuses, incentive or deferred compensation, severance, 401(k) contributions, retirement benefits, pension benefits, accrued vacation, insurance benefits, reimbursement of costs, sick days, personal days, healthcare benefits, or other compensation or benefits; reimbursement; discrimination, harassment or retaliation based on any prohibited basis, including, without limitation, sex, gender, race, color, religion, religious creed, age, national origin, citizenship, ancestry, physical or mental handicap or disability or disorder, mental retardation, learning disability, medical condition, marital or non-marital status, veteran's status, carrier status, sexual orientation; Family Medical Leave status, whistleblower status, or any other basis prohibited by law; violations of any federal, state or local statutes, regulations, ordinances or laws (including amendments thereto), including, without limitation, common law; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Civil Rights Act of 1991; 42 U.S.C. § 1982; the Family and Medical Leave Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act of 1967 ("ADEA") as amended by, including but not limited to, the Older Workers' Benefit Protection Act ("OWBPA") other than claims relating to the validity of this General Release under the ADEA as amended by the OWBPA; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Genetic Information Nondiscrimination Act of 2008; the Consolidated Omnibus Budget Reconciliation Act of 1986; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the Worker Adjustment Retraining Notification Act; the Millville Dallas Airmotive Plant Job Loss Notification Act; and any rules or regulations promulgated pursuant to or concerning any of the foregoing statutes; and any other common law, tort, contract, or statutory claims.

5.2 - Claims Not Released. Notwithstanding anything to the contrary set forth in Section 5.1 above, claims not released by the Executive through this Agreement are any claims by the Executive challenging the validity of this Agreement under the ADEA as amended by the OWBPA, and any claims by the Executive to enforce this Agreement. No provisions in this Agreement, including the provisions addressing the Executive's General Release and/or confidentiality obligations, are intended to limit in any way the Executive's right or ability to file a complaint, charge or claim of discrimination, or other illegal behavior, with the Equal Employment Opportunity Commission ("EEOC"), the National Labor Relations Board ("NLRB"), the Department of Labor ("DOL"), or any comparable federal, state or local agency. Such agencies have the authority to carry out their statutory duties by investigating the complaint, charge, or claim, issuing a determination, filing a lawsuit in federal or state court in their own name, or taking other statutorily authorized action. The Executive understands that he retains the right to participate in any such action and that he retains the right to communicate with the EEOC, NLRB, DOL, and/or comparable state or local agency and such communication can be initiated by the Executive or in response to the government, Notwithstanding the above, unless otherwise prohibited by law, by signing this Agreement, the Executive releases and waives his right to claim or recover monetary damages from the Company in any charge, complaint, or lawsuit filed by him, such agencies, or by anyone else on his behalf, for any released claims resulting from any of the above proceedings. Notwithstanding anything to the contrary set forth in Section 5.1 above, claims not released by the Company through this Agreeement include any claims in connection with violations of any of the Federal securities law (as that term is defined in section 3(a)(47) of the Securities Exchange Act of 1934, any State securities laws, or any regulation or order issued under such Federal or State securities laws.

5.3 - Full Release Of Claims For Costs And Attorneys' Fees. The Executive expressly agrees and acknowledges that this Agreement also resolves and settles any claim by him for an award of costs and attorneys' fees. Accordingly, the Executive, for, together with and on behalf of himself and his heirs, beneficiaries, executors, administrators, successors, agents, representatives, attorneys and assigns, releases and waives the Executive's claims for an award of costs and attorneys' fees as against the Company except for such claims that may arise from a breach of this Agreement.

5.4 - Full And Knowing Waiver. The Executive understands and acknowledges that, pursuant to this Agreement, he has expressly waived all of his rights and claims as against the Company arising from matters, things, events, acts, omissions or situations that occurred or existed through the Effective Date of this Agreement. The Executive further acknowledges that he understands the legal effect of this Agreement. The Executive further acknowledges that he has entered into this Agreement freely, knowingly and voluntarily, and that he voluntarily accepts its terms and conditions. It is further understood and agreed that this Agreement was reached and agreed to by the parties in order to avoid the expense and uncertainties of potential litigation.

5.5 - Sufficiencv Of Consideration. The Executive agrees and acknowledges that the Separation Benefits constitute adequate consideration for the rights and claims that he is waiving and releasing pursuant to this Agreement, and for the obligations imposed upon him by virtue of this Agreement.

SECTION VI - COMPLIANCE WITH THE ADEA AS AMENDED BY THE OWBPA

6.1 - Compliance With The ADEA, As Amended By The OWBPA. To comply with the ADEA, as amended by the OWBPA, and for all other purposes, the Company, in this Agreement, has advised the Executive of the legal requirements of the ADEA, as amended by the OWBPA, and fully incorporates the legal requirements of the ADEA, as amended by the OWBPA, into this Agreement, as follows: (a) the Executive acknowledges that this Agreement is written in a manner calculated to be understood by him and that he understands and comprehends its terms; (b) the Executive acknowledges that the Company has advised him to consult with an attorney to review this Agreement prior to executing it; (c) by entering into this Agreement, the Executive is not waiving any claims that may arise after the date that he executes this Agreement or any claims that his waiver and release herein of claims for age discrimination in violation of the ADEA are invalid; (d) the Executive acknowledges that he has been given a reasonable opportunity to consider this Agreement by being provided with up to twenty-one (21) days to enter into and execute it and to consult with an attorney before executing it; (e) the Executive acknowledges that, pursuant to this Agreement, he is receiving consideration of value ; and (f) the Executive acknowledges that the Company has advised him that he may revoke this Agreement, in writing, properly addressed to Lance Funston, Chairman of the Board, CCA Industries, Inc., by hand at 65 Challenger Road, Suite 340, Ridgefield Park, New Jersey, or via email at steve.heit@ccaindustries.com, within seven (7) calendar days after executing and delivering the executed Agreement to the Company, and that this Agreement shall not become effective until the expiration of said seven (7) calendar-day period.

SECTION VII - WARRANTIES

7.1 - Capacity Of The Executive. The Executive represents and warrants to the Company that he has the full power, capacity, and authority to enter into this Agreement. The Executive further represents and warrants to the Company that no portion of any claim, right, demand, action, or cause of action that the Executive has or might have had arising out of the acts, events, transactions, and occurrences referred to herein has been assigned, transferred, or conveyed to any person not a party to this Agreement, by way of subrogation, operation of law, or otherwise, and that no releases or settlement agreements are necessary or need to be obtained from any other person or entity to release and discharge completely any of the Executive's claims released in this Agreement.

7.2 - Binding On The Executive. The Executive represents and warrants to the Company that he understands that if the facts upon which this Agreement are found hereafter to be different from the facts now believed to be true, this Agreement will remain binding and effective and the Executive expressly accepts and assumes the risk of such possible differences and agrees that this Agreement shall remain binding and effective, notwithstanding such potential differences.

SECTION VIII - DENIAL OF LIABILITY

8.1 - The Company's Denial Of Liability. The Company denies any and all allegations of liability or wrongdoing which may have been made by the Executive. The Executive expressly represents and warrants to the Company that it is understood and agreed that neither this Agreement, the contents of this Agreement, the fact that the Company submitted this Agreement to the Executive for consideration, the exchange of consideration by virtue of this Agreement nor any other acts, omissions or statements by the Company shall be construed as, or are intended to be, an admission of liability of the Company or any of those released herein for any claims, with liability being expressly denied.

SECTION IX - CONFIDENTIALITY OF TERMS OF AGREEMENT

9.1 - Confidentiality By The Executive. The Executive, for, together with and on behalf of himself and his heirs, beneficiaries, executors, administrators, agents, representatives, attorneys, successors and assigns, agrees that (a) as a material condition of this Agreement and exchange of consideration hereunder, the terms and conditions of this Agreement and the exchange of consideration under this Agreement are to remain strictly confidential by the Executive to the extent permitted by law, and not to disclose or consent to disclosure by others, discuss, or otherwise disseminate that information or the manner in which this matter has been resolved to anyone in any way unless required by law; and (b) if the Executive receives any third-party inquiries about the terms and conditions of this Agreement, the Executive may not reveal the terms or substance of any part of this Agreement, except as is required by law. The parties agree that this provision will not prevent the Executive from disclosing the terms and conditions of this Agreement to members of the Executive's immediate family, accountants, tax advisors and attorneys. However, before the Executive discloses any such information to these limited categories of individuals or entities, the Executive shall advise any such individual and entity of the strict confidentiality provisions and that the confidentiality provisions pertain to all persons or entities that have knowledge of or are informed about the terms and conditions of this Agreement. The parties further agree that this provision will not prevent the Executive from disclosing the terms and conditions of this Agreement to governmental agencies or bodies or other persons or entities as required by law, regulation, service of process (including, without limitation, a subpoena) or request issued by a competent court or regulatory body. If the Executive is served with a subpoena or other such request issued by a competent court or regulatory body the Executive shall reasonably notify the Company within five (5) business days prior to any such disclosure to governmental agencies or bodies or other persons or entities. In the event that the Executive receives less than five (5) business days' notice of his obligation to disclose, the Executive shall notify the Company as soon as reasonably possible of the Executive's receipt of notice of his obligation to make such disclosure, to provide the Company with an opportunity to take measures to prevent or limit such disclosure. The Executive shall reasonably cooperate with the Company's efforts to prevent or limit such disclosure. Notwithstanding the provisions of this Section 9.1, the Company shall have the right to issue a press release concerning Executive’s departure, but the language therefore must be acceptable to Executive, which acceptance by Executive cannot be unreasonably withheld.

SECTION X - NON-DISPARAGEMENT

10.1 - Non-Disparagement. The Executive shall not, under any circumstances, take any action(s) or make any oral or written statement(s) that disparage, harm or defame the reputation, good will or services of the Company. The Company will instruct its Directors, officers and employees that they shall not, under any circumstances, take any action(s) or make any oral or written statement(s) that disparages, harms or defames the reputation, good will or services of the Executive. The parties agree that this Section 10.1 will not prevent either party from responding to inquiries from governmental agencies or bodies or other persons or entities as required by law, regulation, service of process (including, without limitation, a subpoena) or request issued by a competent court or regulatory body; or from providing testimony in writing or orally or in connection with any testimony, pleading, deposition.

SECTION XI - AGREEMENT NOT ADMISSIBLE AS EVIDENCE

11.1 - Agreement Not Admissible As Evidence. To the extent permitted by law, except as necessary to enforce this Agreement, nothing contained in this Agreement shall be admissible evidence in any judicial, administrative, or other legal investigations or proceedings.

SECTION XII - EFFECTIVE DATE
12.1 - Effective Date. This Agreement shall become effective and enforceable on the eighth (8th) day following the last date that that the Executive shall have executed this Agreement before a notary public and delivered it to the Company and the last date that the Company shall have executed this Agreement (the Company shall execute this Agreement no later than three (3) business days after the Company's receipt of this Agreement signed by the Executive before a notary public), provided that, the Executive has not previously revoked this Agreement in writing within seven (7) calendar days after executing and delivering it to the Company pursuant to the provisions set forth in Section 6.1 herein above (the "Effective Date").

SECTION XIII - GENERAL PROVISIONS

13.1 - Entire Agreement. This Agreement constitutes the entire understanding and agreement by the parties hereto with respect to all of the matters discussed herein, and terminates and supersedes all prior or contemporaneous discussions, communications, or agreements, expressed or implied, written or oral, by or between the parties, including, without limitation, the August 11, 2015 Employment Agreement between Company and Agreement. There are no restrictions, warranties, covenants or undertakings other than those expressly set forth herein.

13.2 - Governing Law. This Agreement shall be interpreted, governed and enforced according to the internal laws of the State of New Jersey, without reference to its conflicts of laws principles.

13.3 - Binding On Successors. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs, executors, and administrators of the respective parties.

13.4 - No Amendment Without A Writing. The parties hereto agree that no amendment or modification of this Agreement shall be binding or valid upon the parties unless made in writing and signed, with an original signature, by an officer of the Company and the Executive.

13.5 - No Waiver. Any waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of either party at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions and shall not affect the right of the Company or the Executive thereafter to enforce each and every provision hereof in accordance with its terms.

13.6- Severability. The paragraphs and provisions of this Agreement are severable; if any paragraph or provision is found unenforceable, the remaining paragraphs and provisions will remain in full effect.

13.7- Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.8 - Dispute Resolution. Any and all disputes relating to or arising from this Agreement shall be brought exclusively in the United States District Court for the District of New Jersey or the New Jersey Superior Court for the County of Bergen. Each of the parties hereby represents and agrees that he/it is subject to the personal jurisdiction of said courts, hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to such dispute, and waives to the fullest extent permitted by law any objection which he/it may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.

13.9- Recital Clauses. The "Recital" clauses are an integral part of this Agreement, and are therefore incorporated herein as a part of this Agreement.

13.10 - Execution In Counterparts. This Agreement may be executed in counterparts, each of which together constitute one and the same instrument and facsimile or PDF copies of this Agreement shall have the same effect as originals.

13.11 - Section 409A. This Agreement is intended to be interpreted in a manner that conforms to or exempts the amounts payable thereunder from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

13.12 - Advice of Counsel. The Executive acknowledges and agrees that he has had an opportunity to seek advice of counsel in connection with this Agreement.

13.13 - Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:
(i)    If to the Company, to:

CCA Industries, Inc.
65 Challenger Road
Ridgefield Park, NJ 07660
Attention: Chief Financial Officer

(ii)    If to the Executive, to:

Richard Kornhauser
[ Home address ]

Any such person may by notice given in accordance with this Section 13.13 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

13.14 - Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No right or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred, pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

13.15 - Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

13.16 - Existing Agreements. The Executive presents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date specified below.

RICHARD KORNHAUSER                    CCA INDUSTRIES, INC.

By:    /s/ Richard Kornhauser         By:    /s/ Lance Funston
Richard Kornhauser                    Chairman of the Board

STATE OF NEW JERSEY )
ss.:
COUNTY OF BERGEN)

On January 21, 2016, before me, the undersigned, personally appeared Richard Kornhauser, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the foregoing Separation Agreement and General Release, and duly acknowledged to me that he executed the same in his individual capacity, and that by his signature on such Separation Agreement and General Release, executed the same of his own free will.

Sworn to before me
this 21 day of January 2016

/s/ Robin Dechert
Notary Public